Oportun Announces $245 Million Committed Warehouse Facility

SAN CARLOS, California, August 5, 2024 (GLOBE NEWSWIRE) -- Oportun (Nasdaq: OPRT), a mission-driven financial technology company, today announced the closing of a new long-term warehouse facility. Features of this new facility include:
•$245 million total commitment
•Deutsche Bank AG, New York branch, as senior lender – a new lending relationship for Oportun
•Jefferies, as mezzanine lender – an existing, longstanding lender to Oportun
•Three-year revolving period
•Collateralized by Oportun’s unsecured and secured loan originations
“This new warehouse facility demonstrates Oportun’s continued ability to both attract new investors as well as build on longstanding investor relationships”, said Jonathan Coblentz, Chief Financial Officer of Oportun. “With the support of our lenders at Deutsche Bank and Jefferies, this long-term committed financing will help drive Oportun’s responsible growth in the years ahead.”
Oportun maintains a diverse set of capital sources including committed warehouse facilities, asset-backed securitizations, corporate-level debt financing, and whole loan sales. Orrick, Herrington & Sutcliffe LLP served as legal advisor to the Company on the transaction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven fintech that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $18.2 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.

About Deutsche Bank
Deutsche Bank (NYSE: DB) provides retail and private banking, corporate and transaction banking, lending, asset and wealth management products and services as well as focused investment banking to private individuals, small and medium-sized companies, corporations, governments and institutional investors. Deutsche Bank is the leading bank in Germany with strong European roots and a global network.

About Jefferies
Jefferies (NYSE: JEF) is a leading global, full-service investment banking and capital markets firm that provides advisory, sales and trading, research, wealth, and asset management services. With more than 40 offices around the world, we offer insights and expertise to investors, companies and governments. For more information: www.jefferies.com.

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com